Exhibit 10.1

Execution Version

MASTER AGREEMENT

by and between

CONTANGO ORE, INC.

and

ROYAL GOLD, INC.

dated as of

September 29, 2014

Execution Version

ii

Execution Version

Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Assignment Agreements
Exhibit C	Form of Joint Venture Agreement
Exhibit D	Form of Joint Venture Certificate
Exhibit E	Form of Tetlin Estoppel and Agreement
Exhibit F	Form of Tetlin Stability Agreement
Exhibit G	Tetlin Resolution (Council)
Exhibit H	Tetlin Resolution (Tribe)
Exhibit I	Tetlin Ordinance

iii

MASTER AGREEMENT

This Master Agreement (this “Agreement”), is entered into as of September 29, 2014, by and between CONTANGO ORE, INC., a Delaware corporation (the “Company”) and ROYAL GOLD, INC. a Delaware corporation (“Royal Gold”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

 WHEREAS, the parties intend that the Company and Royal Gold enter into the Joint Venture Agreement (directly or through their Affiliates) on the terms and subject to the conditions set forth herein;

 WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements, in each case with Royal Gold or the other counterparties thereto, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of the Transactions by the stockholders of the Company;

 WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Royal Gold to enter into this Agreement, certain Company stockholders representing thirty-nine and one tenth percent (39.1%) of the outstanding Company Common Stock have entered into voting agreements, in substantially the form set forth on Exhibit A hereto, pursuant to which, among other things, each of such Company stockholders has agreed to vote his, her or its Company Common Stock in favor of the Transactions (the “Voting Agreement”); and

 WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the Transactions.

 NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Closing

Section 1.01 Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) will take place at 10 am, mountain time, as soon as practicable (and, in any event, within one (1) Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transactions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

Execution Version

ARTICLE II
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Royal Gold prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Royal Gold as follows:

Section 2.01 Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.02 Authority; Non-contravention; Governmental Consents.

(a) Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and, subject to, in the case of the consummation of the Transactions, approval of the Transactions by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the Transactions to which it is a party. The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements or to consummate the Transactions, subject only, in the case of consummation of the Transactions, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Royal Gold, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

Execution Version

(b) Non-contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company, and the consummation by the Company of the Transactions, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) and (ii) of Section 2.02(c) and, in the case of the consummation of the Transactions, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries (including the Contributed Assets), except, with respect to clause (iv) any such Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements or the consummation by the Company of the Transactions, except for: (i) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; and (ii) the other Consents, if any, of Governmental Entities listed in Section 2.02(c) of the Company Disclosure Letter, and except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement, the other Transaction Agreements and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable this Agreement, the other Transaction Agreements and the Transactions, in accordance with the DGCL, (iii) directed that the Transactions be submitted to Company’s stockholders for approval, and (iv) resolved to recommend that Company stockholders approve the Transactions (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Execution Version

Section 2.03 Legal Actions; Orders.  As of the date hereof, there is no material claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a Legal Action”), in each case, with respect to the Contributed Assets, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, by or before any Governmental Entity.  None of the Company or any of its Subsidiaries is subject to any material order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (‘Order”), in each case, with respect to the Contributed Assets, whether temporary, preliminary or permanent.

Section 2.04 Absence of Certain Changes or Events.  Since June 30, 2014, except in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the Transactions, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 4.01.

Section 2.05 Brokers’ and Finders’ Fees. Except for fees payable to Company Financial Advisor pursuant to the Engagement Letter, a correct and complete copy of which has been provided to Royal Gold, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the other Transaction Agreements or the Transactions.

Section 2.06 Proxy Statement.  None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Transactions, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Royal Gold expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Execution Version

Section 2.07 Joint Venture Agreement Representations and Warranties.  The representations and warranties of Company or its wholly-owned subsidiary set forth in Section 2.2 of the Joint Venture Agreement are hereby incorporated by reference into this Agreement as if made by Company for all purposes of this Agreement.

ARTICLE III
Representations and Warranties of Royal Gold

Royal Gold hereby represents and warrants to the Company as follows:

Section 3.01 Organization.  Royal Gold is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 3.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Royal Gold has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party by Royal Gold and the consummation by Royal Gold of the Transactions have been duly authorized by all necessary corporate action on the part of Royal Gold and no other corporate proceedings on the part of Royal Gold are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Royal Gold and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Royal Gold, enforceable against Royal Gold in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party by Royal Gold and the consummation by Royal Gold of the Transactions, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Royal Gold; (ii) subject to compliance with the requirements set forth in Section 3.02(c), conflict with or violate any Law applicable to Royal Gold or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Royal Gold or its Subsidiaries are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Royal Gold, except, with respect to clause (iv) any such Liens which would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect.

Execution Version

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Royal Gold in connection with the execution, delivery and performance by Royal Gold of this Agreement or the other Transaction Agreements or the consummation by Royal Gold of the Transactions, except for the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements and the Transactions, and except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect.

Section 3.03 Proxy Statement.  None of the information with respect to Royal Gold that Royal Gold or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Royal Gold with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.04 Legal Actions; Orders.  As of the date hereof, there is no material Legal Action pending, or to the Knowledge of Royal Gold, threatened against Royal Gold or any of its Subsidiaries or any of their respective properties or assets, in each case by or before any Governmental Entity. None of Royal Gold or any of its Subsidiaries is subject to any material Order, whether temporary, preliminary or permanent.

ARTICLE IV
Covenants

Section 4.01 Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Closing, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Royal Gold, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the Contributed Assets (including maintaining the Tetlin Lease and all claims; it being understood that Company or its Affiliate shall timely pay any amounts due and owing under the Tetlin Lease and in order to maintain the claims) and its and its Subsidiaries’ business organization. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the termination of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement, including pursuant to Section 4.04, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Royal Gold:

Execution Version

(a) Enter into, create, incur or assume (i) any borrowings under capital leases relating to the Contributed Assets or (ii) any obligations which would have a Company Material Adverse Effect;

(b) Sell, transfer, lease, or permit the incurrence of any Lien (other than any Permitted Lien) on, any of the Contributed Assets or, with respect to the Contributed Assets;

(c) Enter into any agreements or commitments relating to the Contributed Assets with another Person, except on commercially reasonable terms in the ordinary course of business;

(d) Violate in any material respect any Law applicable the Contributed Assets;

(e) Violate in any material respect any Contract or Governmental Consent applicable to the Contributed Assets;

(f) Terminate or amend the Tetlin Lease;

(g) Commence a Legal Action which would affect in any adverse manner the Contributed Assets;

(h) Purchase, lease, or otherwise acquire any assets relating to the Contributed Assets, except for supplies, materials, services and equipment purchased, leased, or acquired by the Company in the ordinary course of business consistent with past practice;

(i) Enter into any royalty, streaming, financing, joint venture or partnership agreement relating to the Contributed Assets;

(j) With respect to the Contributed Assets, other than in the ordinary course of business, (i)  make any changes in capital expenditures or deferrals of capital expenditures; or (ii) change any of its business policies;

(k) Amend the terms of its certificate of incorporation or bylaws in any manner that would be reasonably likely to materially impede or delay the consummation of the Transactions;

(l) With respect to the Contributed Assets, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax return, enter into any closing agreement with a Governmental Entity relating to Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes if any of the foregoing could reasonably be expected to adversely and materially impact the Company or Royal Gold;

(m) Intentionally take any other action or fail to exercise commercially reasonable efforts to take any action that would cause a Company Material Adverse Effect; or

(n) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 4.01(a) through Section 4.01(m) above.

Execution Version

Section 4.02 Conduct.  From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VI, the Company and Royal Gold shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transaction.

Section 4.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VI, the Company shall, and shall cause its Subsidiaries to, afford to Royal Gold’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries (including the Contributed Assets), and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Royal Gold such information concerning the business and properties of the Company and its Subsidiaries as Royal Gold may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Royal Gold pursuant to this Agreement.

(b) Royal Gold and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 6, 2014, between Royal Gold and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 4.04 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to solicit, initiate or knowingly take any action to encourage the submission of any Alternative Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Proposal, or, subject to Section 4.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that is seeking to make, or has made, any Alternative Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, or other Contract relating to any Alternative Proposal (each, a “Alternative Transaction Agreement”). Subject to Section 4.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Royal Gold, the Company Board Recommendation, or recommend an Alternative Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Alternative Proposal and shall enforce any obligation of any such third party (and its agents and advisors) under any confidentiality or similar agreement with any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

Execution Version

(b) Notwithstanding Section 4.04(a), prior to the receipt of the Company Requisite Vote, the Company Board may, and may authorize its Representatives to, subject to Section 4.04(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Alternative Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 4.04(b) unless the Company shall have delivered to Royal Gold a prior written notice advising Royal Gold that it intends to take such action. The Company shall notify Royal Gold promptly (but in no event later than forty-eight (48) hours) after it or any of its Representatives receives any Alternative Proposal, any inquiry that would reasonably be expected to lead to an Alternative Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party.  In such notice, the Company shall identify the third party making, and the material terms and conditions of, any such Alternative Proposal, indication or request. The Company shall keep Royal Gold reasonably informed, on a current basis, of the status and material terms of any such Alternative Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall provide Royal Gold with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Alternative Proposal.  The Company shall promptly provide Royal Gold with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Royal Gold, copies of such information.  The Company shall ensure that any Acceptable Confidentiality Agreement to which it is a party shall permit the Company to comply with its obligations set forth in this Section 4.04(c).

Execution Version

(d) Except as set forth in this Section 4.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Alternative Transaction Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Alternative Transaction Agreement, if: (i) the Company promptly notifies Royal Gold, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) an Alternative Transaction Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state that the Company has received an Alternative Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into an Alternative Transaction Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement, if any (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Royal Gold in good faith to make such adjustments in the terms and conditions of this Agreement and the other Transaction Agreements so that such Alternative Proposal ceases to constitute a Superior Proposal, if Royal Gold, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Royal Gold of any such material revision (it being understood that there may be multiple extensions in the event there are multiple revisions to the terms of a Superior Proposal)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Royal Gold during the Notice Period in the terms and conditions of the Transaction Agreements.

Execution Version

Section 4.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 4.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 4.04(d) hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the approval of the Transactions and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Royal Gold updated with respect to proxy solicitation results as requested Royal Gold. The Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Royal Gold (other than in order to obtain a quorum of its stockholders). Nothing herein shall be deemed to relieve the Company of its obligation to submit the Transactions to its stockholders for a vote on the approval thereof.  The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VI, its obligations to hold the Company Stockholders Meeting pursuant to this Section 4.05 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal or by any Company Adverse Recommendation Change.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Royal Gold and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, Royal Gold will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Royal Gold a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Royal Gold prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Royal Gold and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth any such correction. The Company shall as soon as reasonably practicable (i) notify Royal Gold of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Royal Gold with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Execution Version

Section 4.06 Notices of Certain Events.  The Company shall notify Royal Gold, and Royal Gold shall notify the Company, promptly of (i) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any notice from any Governmental Entity in connection with the Transactions, (iii) any Legal Actions commenced, or to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries or Royal Gold or its Subsidiaries, as applicable, that are related to the Transactions, and (iv) any event, change or effect between the date of this Agreement and the Closing which causes or is reasonably likely to cause the failure of the conditions set forth in Section 5.02 of this Agreement (in the case of the Company and its Subsidiaries) or Section 5.03 of this Agreement (in the case of Royal Gold), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 4.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Royal Gold be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 4.06 shall not constitute a covenant or agreement for purposes of Section 5.02(b) or Section 5.03(b).

Section 4.07 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 4.07), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary permits, waivers, Consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the other Transaction Agreements. The Company and Royal Gold shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any notice from any Governmental Entity regarding any of the Transactions. If the Company or Royal Gold receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the Transactions.

Execution Version

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions or any Transaction Agreement, the Company shall cooperate in all respects with Royal Gold and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, none of Royal Gold or any of its Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the Transactions.

Section 4.08 Public Announcements.  The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and Royal Gold. Thereafter, each of the Company and Royal Gold agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Royal Gold (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 4.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.09 Formation of the Joint Venture.  Prior to the Closing, the parties, directly or through their respective wholly-owned subsidiaries, will cause the Joint Venture to be duly formed by filing the Joint Venture Certificate with the Secretary of State of the State of Delaware and paying all Expenses associated therewith (which Expenses shall be paid by Royal Gold and chargeable to the Joint Venture).

ARTICLE V
Conditions

Section 5.01 Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party to this Agreement to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval.  The Transactions will have been duly approved by the Requisite Company Vote.

Execution Version

(b) No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Transactions.

(c) Governmental Consents.  All consents, approvals and other authorizations of any Governmental Entity or other Person set forth in Section 5.01 of the Company Disclosure Letter and required to consummate the Transaction shall have been obtained, and shall remain in full force and effect.

Section 5.02 Conditions to Obligations of Royal Gold.  The obligations of Royal Gold to effect the Transaction are also subject to the satisfaction or waiver by Royal Gold on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company (other than in Section 2.01, Section 2.02(a), Section 2.02(d), Section 2.04(a) and Section 2.05) set forth in Article II of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties contained in Section 2.01, Section 2.02(a), Section 2.02(d), Section 2.04(a) and Section 2.05 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officers Certificate.  Royal Gold will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 5.02(a) and Section 5.02(b) hereof.

(d) Joint Venture Agreement.  Royal Gold will have received the Joint Venture agreement, duly executed by the Company.

(e) Tetlin Estoppel.  Royal Gold will have received the Tetlin Estoppel, duly executed by the Company and Tetlin.

(f) Tetlin Stability Agreement.  Royal Gold will have received the Tetlin Stability Agreement, duly executed by the Company and Tetlin.

Execution Version

(g) Tetlin Resolution (Council).  Royal Gold will have received a copy of the Tetlin Resolution (Council), duly certified by Tetlin.

(h) Tetlin Resolution (Tribe).  Royal Gold will have received a copy the Tetlin Resolution (Tribe), duly certified by Tetlin.

(i) Tetlin Ordinance.  Royal Gold will have received a copy of the Tetlin Ordinance in the form enacted.

(j) Tetlin Legal Opinion.  Royal Gold will have received a copy of a legal opinion addressed to CORE upon which the Joint Venture may rely from Sonosky, Chambers, Sachse, Endreson & Perry, LLP, legal counsel to Tetlin, with regard to (i) the validity of all actions taken by the Tetlin Village Council and the tribal members of Tetlin to enact the Tetlin Resolution (Council), the Tetlin Resolution (Tribe) and the Tetlin Ordinance and (ii) the validity and enforceability of the Tetlin Estoppel and Tetlin Stability Agreement, in form and substance reasonably satisfactory to Royal Gold.

(k) Assignment Agreements.  Royal Gold will have received the Assignment Agreements, duly executed by the Company and the Joint Venture.

(l) Termination of Agreements.  Royal Gold will have received evidence to its reasonable satisfaction that all of the Subject Agreements have been terminated and that all obligations of the Company and its Affiliates thereunder have been satisfied in full.

(m) Obligations under Engagement Letter.  All obligations of the Company to the Company Financial Advisor pursuant to the Engagement Letter as of the Closing will have been satisfied in full.

Section 5.03 Conditions to Obligation of the Company.  The obligation of the Company to effect the Transactions is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Royal Gold (other than Section 3.01 and Section 3.02(a)) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Royal Gold Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect on Royal Gold’s ability to consummate the Transactions and (ii) the representations and warranties contained in Section 3.01 and Section 3.02(a) shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

Execution Version

(b) Performance of Covenants.  Royal Gold shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate.  The Company will have received a certificate, signed by an officer of Royal Gold, certifying as to the matters set forth in Section 5.03(a) and Section 5.03(b).

(d) Joint Venture Agreement.  The Company will have received the Joint Venture agreement, duly executed by Royal Gold.

(e) Payment.  Contemporaneously with the Closing, Royal Gold will pay (i) an amount equal to $5,000,000 to the Business Account, which shall constitute the Royal Initial Contribution and (ii) an amount equal to $750,000 to the Company by wire transfer of immediately available funds to an account or accounts designated by the Company in writing at least two (2) Business Days prior to the Closing.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01 Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company) by mutual written consent of Royal Gold and the Company.

Section 6.02 Termination By Either Royal Gold or the Company.  This Agreement may be terminated by either Royal Gold or the Company at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

(a) if the Transaction has not been consummated on or before January 31, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

Execution Version

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 6.03 Termination By Royal Gold.  This Agreement may be terminated by Royal Gold at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Transaction Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 4.04, (iv) the Company Board fails to reaffirm the Company Board Recommendation (and recommend against such Alternative Proposal) within ten (10) Business Days after the date any Alternative Proposal (or material modification thereto) is first publicly disclosed by the Company or publicly disclosed or commenced by the Person making such Alternative Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Royal Gold and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 6.03(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Transactions would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Royal Gold shall have given the Company at least three (3) days written notice prior to such termination stating Royal Gold’s intention to terminate this Agreement pursuant to this Section 6.03(b).

Section 6.04 Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Closing (notwithstanding, in the case of Section 6.04(b) immediately below, any approval of the Transactions by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 4.04(b) and Section 4.04(d) hereof, to enter into an Alternative Transaction Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 6.06 hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Alternative Transaction Agreement; or

Execution Version

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Royal Gold set forth in this Agreement such that the conditions to the Closing of the Transactions set forth in Section 5.03(a) or Section 5.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Royal Gold at least three (3) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.04(b).

Section 6.05 Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VI (other than pursuant to Section 6.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 6.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VI, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 4.03(b), this Section 6.05, Section 6.06 and Article VII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 6.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Royal Gold pursuant to Section 6.03(a) or Section 6.03(b), or by the Company pursuant to Section 6.04(a), then the Company shall pay to Royal Gold (by wire transfer of immediately available funds) a fee in an amount equal to the Termination Fee, as the sole and exclusive remedy for any such termination, within (i) two (2) Business Days after such termination (in the case of a termination in accordance with Section 6.03(a) or Section 6.03(b)) and (ii) at or prior to such termination (in the case of a termination in accordance with Section 6.04(a)).

(b) If (i) this Agreement is terminated by either Royal Gold or the Company pursuant to Section 6.02(a) provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) and, prior to such termination, an Alternative Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (ii) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to such Alternative Proposal, or such Alternative Proposal shall have been consummated, then in any such event the Company shall pay to Royal Gold (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee as the sole and exclusive remedy for such termination. If a Person (other than Royal Gold) makes an Alternative Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its Affiliates makes an Alternative Proposal that is publicly disclosed, such initial Alternative Proposal shall be deemed to have been “not withdrawn” for purposes of this paragraph (d).

Execution Version

(c) The Company acknowledges and hereby agrees that the provisions of this Section 6.06 are an integral part of the transactions contemplated by this Agreement (including the Transaction), and that, without such provisions, Royal Gold would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 6.06, and, in order to obtain such payment, Royal Gold makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Royal Gold the reasonable costs and expenses of Royal Gold (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 6.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) Except as expressly set forth in this Section 6.06, all Expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such Expenses.

Section 6.07 Amendment.  At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 6.08 Extension; Waiver.  At any time prior to the Closing, Royal Gold or the Company may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VII
Miscellaneous

Section 7.01 Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

Execution Version

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Royal Gold and its Subsidiaries, including Royal Gold) relating to any (a) direct or indirect acquisition of all or substantially all of the Contributed Assets, (b) direct or indirect acquisition of twenty percent (20%) or more of voting equity interests of the Company, (c) any tender offer or exchange offer for any securities of the Company, merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, or liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Alternative Transaction Agreement” has the meaning set forth in Section 4.04(a).

“Assignment Agreement(s)” means one or more agreements by and between the Company or its wholly-owned subsidiary and the Joint Venture in respect of the assignment and conveyance of the Contributed Assets substantially in the form of Exhibit B attached hereto.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado, Wilmington, Delaware and New York, New York are authorized or required by Law or other governmental action to close.

“Business Account” has the meaning set forth in the Joint Venture Agreement.

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 4.04(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.02(d).

Execution Version

“Company Common Stock” means each share of common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article II.

“Company Financial Advisor” means Petrie Partners, LLC.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), liabilities or assets comprising the Contributed Assets or (ii) the ability of the Company to consummate the Transaction on a timely basis; provided, however, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) any natural disaster or any outbreak or escalation of war or any act of terrorism; (c) changes in Laws; (d) changes or developments in prices for gold or other commodities; or (e) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Contributed Assets, compared to other participants in the gold mining and exploration industry.

“Company Proxy Statement” has the meaning set forth in Section 2.06.

“Company Stockholders Meeting” means the 2014 annual meeting or any special meeting of the Stockholders of the Company to be held to, among other items, consider the approval of the Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 4.03.

“Consent” has the meaning set forth in Section 2.02(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Contributed Assets” has the meaning set forth in the Joint Venture Agreement.

“DGCL” means the Delaware General Corporation Law.

“End Date” has the meaning set forth in Section 6.02(a).

“Engagement Letter” means that certain engagement letter by and between the Company and the Company Financial Advisor dated as of January 25, 2014.

“Exchange Act” has the meaning set forth in Section 2.02(c).

Execution Version

“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the other Transaction Agreements and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices in connection with other regulatory approvals, and all other matters related to the Transaction.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 2.02(c).

“Joint Venture” means Tanana Gold, LLC, a Delaware limited liability company.

“Joint Venture Agreement” means that certain Limited Liability Company Agreement of the Joint Venture by and between the Company and Royal Gold (or their Affiliates) in the form attached as Exhibit C hereto.

“Joint Venture Certificate” means that certain Certificate of Formation of the Joint Venture in the form attached as Exhibit D hereto.

“Knowledge” has the meaning set forth in the Joint Venture Agreement.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Legal Action” has the meaning set forth in Section 2.03.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Contract” has the meaning set forth in the Joint Venture Agreement.

“Notice Period” has the meaning set forth in Section 4.04(d).

“Order” has the meaning set forth in Section 2.03.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (g) with respect to the Contributed Assets, such Liens as would reasonably be expected to be shown on a title report, including those Liens set forth on Section 7.01(a) of the Company Disclosure Letter.

Execution Version

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Properties” has the meaning set forth in the Joint Venture Agreement.

“Representatives” has the meaning set forth in Section 4.04(a).

“Requisite Company Vote” has the meaning set forth in Section 2.02(a).

“Royal Gold” has the meaning set forth in the Preamble.

“Royal Gold Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to the ability of Royal Gold to consummate the Transaction on a timely basis; provided, however, a Royal Gold Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) any natural disaster or any outbreak or escalation of war or any act of terrorism; (c) changes in Laws; (d) changes or developments in prices for gold or other commodities; or (e) general conditions in the industry in which Royal Gold and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Royal Gold Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Royal Gold, compared to other participants in the gold mining and exploration industry.

“Royal Initial Contribution” has the meaning set forth in the Joint Venture Agreement.

“SEC” has the meaning set forth in Section 2.02(c).

“Securities Act” means the Securities Act of 1933, as amended.

Execution Version

“Subject Agreements” means (i) the Amended and Restated Professional Services Agreement, dated as of November 1, 2010 between Avalon Development Corporation and the Company, and (ii) the Consulting Agreement dated as of October 15, 2010 between Mr. Donald Adams and the Company.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Alternative Proposal involving the direct or indirect acquisition of all or substantially all of the Contributed Assets or a merger, consolidation or other business combination, tender offer or exchange offer for a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity and reliability of the third party making such Alternative Proposal, (c) the anticipated timing, conditions (including any financing or other condition or the reliability of any debt or equity funding commitments) and prospects for prompt completion of such Alternative Proposal, (d) the other terms and conditions of such Alternative Proposal and the implications thereof on the Company and the development of the Properties, including relevant legal, regulatory and other aspects of such Alternative Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Transaction agreed to by Royal Gold during the Notice Period set forth in Section 4.04(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” means $1,000,000.

“Tetlin” has the meaning set forth in the Joint Venture Agreement.

“Tetlin Estoppel” means that certain Estoppel and Agreement, in substantially the form attached as Exhibit E hereto.

“Tetlin Lease” has the meaning set forth in the Joint Venture Agreement.

Execution Version

“Tetlin Ordinance” means that certain Tetlin ordinance on Limitation on Application of Tetlin Law to Existing Mineral Lease in substantially the form attached as Exhibit I hereto.

“Tetlin Resolution (Council)” means that certain Resolution of the Tetlin Village Council in substantially the form of Exhibit G hereto.

“Tetlin Resolution (Tribe)” means that certain Resolution of the tribal members of Tetlin in substantially the form of Exhibit H hereto.

“Tetlin Stability Agreement” means that certain agreement by and between the Company and Tetlin in substantially the form attached as Exhibit F hereto.

“Transaction” means, collectively, the transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means, collectively, (i) this Agreement, (ii) the Assignment Agreements, (iii) the Joint Venture Agreement, (iv) the Joint Venture Certificate, (v) the Tetlin Estoppel Certificate and (vi) the Tetlin Stability Agreement.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 7.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.03 Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing; provided that the foregoing shall not affect the survival of representations and warranties contained in any other Transaction Agreement. This Section 7.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Execution Version

Section 7.04 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 7.05 Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Chancery Court or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.

Section 7.06 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.06.

Execution Version

Section 7.07 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.07):

If to Royal Gold, to:	Royal Gold, Inc. 1660 Wynkoop Street, Denver, CO 80202 Attention: General Counsel Facsimile: (303) 595-9385

with a copy (which will not constitute notice to Royal Gold) to:	Hogan Lovells US LLP One Tabor Center 1200 17th St., Suite 1500 Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton

If to the Company, to:	Contango Ore, Inc. 3700 Buffalo Speedway, Ste. 925 Houston, TX Facsimile: 713.621.7329 Attention: Brad Juneau

with a copy (which will not constitute notice to the Company) to:	Morgan, Lewis & Bockius LLP 300 S. Grand Ave, 22nd Fl. Los Angeles, CA 90071 Facsimile: (213) 612-2501 Attention: Richard A. Shortz

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.08 Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Execution Version

Section 7.09 No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.11 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing, Royal Gold may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations or liability hereunder.

Section 7.12 Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.13 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Execution Version

Section 7.14 Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONTANGO ORE, INC.

By:	/s/ John B. Juneau
Name: John B. Juneau
Title: President and Chief Executive Officer

ROYAL GOLD, INC.

By:	/s/ Tony A. Jensen
Name: Tony A. Jensen
Title: President and Chief Executive Officer